Exhibit 99.1

BEACON FEDERAL BANCORP, INC.

PRESS RELEASE

Beacon Federal Bancorp, Inc. Announces Financial Results for the 1st Quarter of 2010

East Syracuse, New York, May 11, 2010, – Beacon Federal Bancorp, Inc. (“the Company”) (NASDAQ: BFED), the holding company for Beacon Federal, announced today net income for the quarter ended March 31, 2010 of $1.3 million, or $0.21 per basic and diluted share, from $436,000, or $0.06 per basic and diluted share for the quarter ended March 31, 2009, an increase of $858,000.

Ross J. Prossner, President and CEO of the Company said, “As demonstrated by our strong results this quarter, Beacon Federal is persevering towards our goal of safe, sound and secure growth.  Working within an unfavorable business environment, we continue to see opportunity for growth in our loan portfolio for credit worthy businesses and individuals in the markets we serve. Through disciplined deposit pricing we were able to sustain our loan growth to provide for the capital our community members need, while keeping our cost of funds at a record low 2.63%.  Our net interest margin continues to trend favorably, improving to 3.02%.  Our positive momentum has resulted in a 16% increase in the tangible book value of our stock since March 31, 2009.  As previously announced, we are taking advantage of this value by authorizing our fourth stock repurchase program for up to 5% of our outstanding shares.”

Prossner added, “In April, Beacon Federal was again named one of the best companies to work for in New York State, making the list at number six and being honored for the second year in a row.  One of our greatest strengths is our engaged employees working together for the continued success and growth of Beacon Federal, demonstrated by our strong first quarter results after an already successful 2009.”

The financial highlights for the quarter ended March 31, 2010 were as follows:

♦	Net interest income grew by 14.9%, to $7.7 million, compared to $6.7 million for the same period a year ago.

♦	Net interest margin increased to 3.02%, compared to 2.89% for the quarter ended December 31, 2009 and 2.75% for the first quarter of 2009.

♦	Tangible book value per share grew by 16.3% to $15.91 at March 31, 2010, compared to $13.68 at March 31, 2009.

♦	Provision for loan losses decreased by $790,000, or 30.7%, when compared to the same period a year ago.

♦	On March 23, 2010, a cash dividend was paid of $.05 per common share.

First quarter net interest income grew to $7.7 million, an increase of 14.9% above net interest income for the first quarter 2009, driven by reduced deposit prices resulting in a 61 basis point decrease in the total cost of funds.  The yield on interest-earning assets declined by only 26 basis points.

The current quarter’s provision for loan losses was $1.8 million, which was a decrease of $790,000 compared with the first quarter of 2009 and a decrease of $145,000 compared with the fourth quarter of 2009.  The decrease in the provision for loan losses resulted primarily from a decline in net loan charge-offs and relative stability within the loan portfolio.  Net loan charge-offs during the current quarter were $263,000, compared to $548,000 during the first quarter of 2009 and $1.6 million during the fourth quarter of 2009.  Annualized net charge-offs to average loans outstanding for the current quarter was 0.13%, compared to 0.28% for the first quarter of 2009 and 0.76% for the fourth quarter of 2009.

The allowance for loan losses was $17.1 million at March 31, 2010, compared with $15.6 million at December 31, 2009 and $12.6 million at March 31, 2009.  The ratio of the allowance for loan losses to total loans was 2.07% at March 31, 2010, compared with 1.89% at December 31, 2009 and 1.58% at March 31, 2009.  The ratio of the allowance for loan losses to nonperforming loans was 106.58% at March 31, 2010, compared with 121.28% at December 31, 2009 and 130.00% at March 31, 2009.

Noninterest income increased by 39.6%, or $317,000, to $1.1 million for the three months ended March 31, 2010.  Noninterest income increased primarily due to smaller other-than-temporary-impairment losses on debt securities of $257,000 incurred during the current quarter compared to $424,000 in the prior year first quarter.

Noninterest expense increased 16.8% to $5.0 million for the quarter ended March 31, 2010 from $4.3 million for the quarter ended March 31, 2009.  The increase was due primarily to a $271,000 increase in salaries and employee benefits, a $265,000 increase in occupancy and equipment and a $155,000 increase in FDIC premium expense.

Total assets increased $6.4 million to $1.07 billion at March 31, 2010.  The increase was primarily the result of a $9.4 million increase in cash and due from financial institutions net of $900,000 in maturities of investments held to maturity.  Equity increased $2.7 million to $104.0 million at March 31, 2010 from $101.3 million at December 31, 2009.  The increase reflected $1.3 million of net income and a $1.4 million decrease in net unrealized holding losses on investments for the quarter.

Beacon Federal Bancorp, Inc., through its subsidiary, Beacon Federal (“the Bank”), offers banking and related financial services to both individual and commercial customers.  The Bank is headquartered with a full-service branch in East Syracuse, New York, along with seven other full-service branches in East Syracuse, Marcy and Rome, New York, Smartt and Smyrna, Tennessee, Tyler, Texas and Chelmsford, Massachusetts.

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995.  The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

Contact:
Lisa M. Jones
Principal Accounting Officer
Beacon Federal Bancorp, Inc.
6611 Manlius Center Road
East Syracuse, NY 13057
(315) 433-0111 x 1582

BEACON FEDERAL BANCORP, INC.
Financial Highlights

	At	At
	March 31,	December 31,
	2010	2009
	(Unaudited)
	(In thousands)
Selected Financial Condition Data:
Total assets	$1,073,306	$1,066,897
Cash and cash equivalents	22,391	12,993
Securities available for sale, at fair value	166,618	167,238
Securities held to maturity	13,657	14,561
Loans, net	816,636	816,061
Federal Home Loan Bank of New York stock, at cost	11,359	11,487
Deposits	699,197	693,297
FHLB advances	188,902	191,094
Securities sold under agreement to repurchase	70,000	70,000
Stockholders' equity	103,971	101,259

	Three Months Ended
	March 31,
	2010	2009
	(Unaudited)
	(In thousands, except per share data)
Selected Operating Data:

Interest income	$13,751	$13,812
Interest expense	6,018	7,084
Net interest income	7,733	6,728
Provision for loan losses	1,780	2,570
Net interest income after
provision for loan losses	5,953	4,158
Noninterest income	1,117	800
Noninterest expense	5,013	4,291
Income before income taxes	2,057	667
Income tax expense	763	231
Net income	$1,294	$436
Basic and diluted earnings per share	$0.21	$0.06

Asset Quality Ratios:
Nonperforming loans to total loans	1.94%	1.21%
Nonperforming assets to total assets	1.57%	0.95%
Annualized net charge-offs to average loans
outstanding	0.13%	0.28%
Allowance for loan losses to non-
performing loans at end of period	106.58%	130.00%
Allowance for loan losses to total loans
at end of period	2.07%	1.58%